Attn.
Mr. Asher atiah
DYNAMIC VENTURES CORP

May 1 2010

AGREEMENT BETWEEN MOBIUS LTD AND DYNAMIC VENTURES CORP OF INITIAL DESIGN FOR THE PRODUCTION OF A PROTOTYPE FOR THE FOR THE SPECIALIZED TOOTHBRUSH WITH LONGITUDINAL AND LATERAL MOTION CONVERSIONS .

1. *Product definition*

A toothbrush translating the horizontal brushing movement to a vertical movement of the brushes.

- The quote is based on studying the patent and focusing on the option with the highest marketing potential to our opinion.

2. *Presentation content/structure*

a. A visual of a finished and designed product with marketing potential quality.
b. A visual presentation of the problem - most users brush horizontally while the movement needed to clean the gaps between the teeth is vertical.
c. Existing solutions - Presenting the competitors + prices. (Local research + internet)
d. Presenting the disadvantages of the existing solutions (price, external power source, limited period of usability...).
e. The solution - A demonstration of how our product functions - translates the horizontal brushing movement to a vertical movement of the brushes without using an external power source.
f. The advantages - Price + extended usability.
g. Target price + aprox. Cost
h. Dentists recommendations.

3. *Price: 30,000 nis.*

4. ***Terms of payment:*** *10% down payment. To be paid +30 from issuing the invoice.*

5. ***Additional notes***

   a. The price mentioned does not include taxes.
   b. Changes in the product characterization during the working process will be cost estimated separately.
   c. The presentation is not and does not contain a business plan.
   d. The quote does not include payments if needed for dentists professional opinions.
   e. The quote is for one design option only, which is suitable for the purpose of this stage.

I _Asher Atiah _ as the representative of **DYNAMIC VENTURES CORP** ***confirm ordering the service under the terms above.***

Best regards,

Amit Nir
Managing director
Head of design

Mobius Design
www.mobiusdesign.co.il

DYNAMIC VENTURES CORP.